EXHIBIT 7(a)(ii)
RAS Treaty No. 1193
AMENDMENT NO. 1
to the
Automatic Annuity Reinsurance Agreement
between
IL ANNUITY AND INSURANCE COMPANY
of Indianapolis, Indiana
(a Massachusetts Corporation)
(hereinafter referred to as the Reinsured)
RIUNIONE ADRIATICA DI SICURTÀ, S.p.A.
of Trieste, Italy
(hereinafter referred to as the Reinsurer)
Effective: December 31, 1996
     This Amendment, between the Reinsured and the Reinsurer is attached to and becomes a part of the Automatic Annuity Reinsurance Agreement effective December 31, 1996 referred to above.
With effect from July 1st, 1997:

1.	Article I is replaced by the attached Article I.

2.	Article IV is replaced by the attached Article IV.

3.	Article V is replaced by the attached Article V.

4.	Article XI is replaced by the attached Article XI.

5.	Attachment 1 of Schedule A is replaced by the attached Attachment 1 of Schedule A.

6.	Schedule B is replaced by the attached Schedule B.

7.	Schedule C is replaced by the attached Schedule C.

All other terms and conditions remain unchanged.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in duplicate by their duly authorised officers.

In Indianapolis, Indiana		In Trieste, Italy

this 18th day of May, 1998		this 5th day of May, 1998

IL ANNUITY AND INSURANCE COMPANY		RIUNIONE ADRIATICA DI SICURTA, S.p.A.

/s/ Gregory J. Carney	President	/s/ [Illegible]

Signature	Title	Signature	Title

     Article I — Automatic Reinsurance
1.	Insurance. The Reinsured will cede and the Reinsurer will accept as reinsurance the guaranteed minimum death benefit (GMDB) and the guaranteed minimum living benefit (GMLB) and Enhanced Death Benefit (both Issue Date Surrender Charge and Premium Date Surrender Charge option) provided according to the terms of the policies written by the Reinsured as shown in Schedule A.

2.	Policies. The policies reinsured in Schedule A are Deferred Variable Annuity policies. Only those policies approved in the state in which they are issued will be covered.

3.	Residency. The annuitant must be a resident of the United States.
     Article IV — Reinsurance Premiums
     The monthly risk premium rate shall be in accordance with the following Table:

Options	Annual	Monthly
GMLB/GMDB (Issue Date S.C.)	16.50bp	1.3750bp	applied to Visionary & Visionary Choice products
GMLB/GMDB (Prem Date S.C.)	14.50bp	1.2083bp	applied to Visionary Choice product
Enhanced DB (Issue Date S.C.)	24.75bp	2.0625bp	applied to Visionary Choice product
Enhanced DB (Prem Date S.C.)	20.25bp	1.6875bp	applied to Visionary Choice product
     The monthly risk premium to be paid by the Reinsured to the Reinsurer shall be calculated by multiplying the risk premium rate for each policy option cited in the above Table by one-half the sum of the account values for each policy option at the beginning and at the end of the month. Account values, as used in this Agreement, shall mean the aggregate value of all reinsured policies for each policy option. The total monthly premium shall be the sum of all average account values multiplied by their appropriate risk premium rates in accordance with the Table set out in this Article.

     Article V — Claims
1.	All reinsurance claim settlements are subject to the terms and conditions of the policies under which the Reinsured is liable.

2.	At the time of death, for options GMLB/GMDB (both the Issue Date Surrender Charge and the Premium Date Surrender Charge options) as specified in Article IV above, if it is within the surrender charge period, the Reinsurer will pay any excess of the GMDB over the cash surrender value. Otherwise, the Reinsurer will pay the excess of the GMDB over the account value. At the time of death, for the Enhanced Death Benefit options (both the Issue Date Surrender Charge and the Premium Date Surrender Charge options), if it is within the surrender charge period, the Reinsurer will pay any excess of the Enhanced Death Benefit paid (highest account value at any triennial anniversary date) over the cash surrender value. Otherwise, the Reinsurer will pay the excess of the Enhanced Death Benefit paid (highest account value at any triennial anniversary date) over the account value.

3.	On the maturity date, as provided by the reinsured policies, the Reinsurer will pay any excess of the GMLB over the account value.

4.	Payment of reinsurance proceeds will be made in a single sum regardless of the elected mode of settlement.

     Article XI — Letters of Credit
     It is the intention of all parties that this Article shall set forth the terms and conditions under which any letter(s) of credit required hereunder shall be held in trust.
     If a jurisdiction of the United States will not permit the Reinsured, in the statements required to be filed with its regulatory authority(ies), to receive full credit as admitted reinsurance for the Reinsurer’s share of losses and reserves for GMLB/GMDB and Enhanced Death Benefit (both for Issue Date Surrender Charge and Premium Date Surrender Charge options), if any, the Reinsured shall forward to the Reinsurer a statement of the Reinsurer’s share of such reserves. Upon receipt of such statement, the Reinsurer shall promptly provide the Reinsured with a “clean”, unconditional and irrevocable Letter of Credit, in the amount specified in the statement submitted with terms and bank acceptable to the regulatory authority(ies) having jurisdiction .
     “Losses”, as used in this Article, shall mean the sum of all losses paid and allocated loss adjustment expenses paid by the Reinsured but not yet recovered from the Reinsurer, plus reserves for losses and allocated loss adjustment expenses outstanding, plus reserves for losses incurred but not reported as determined by the Reinsured.
     The Reinsurer hereby agrees that the Letter of Credit will provide for automatic extension of the Letter of Credit without amendment for one year from the date of expiration of said letter or any future expiration date unless thirty (30) days prior to any expiration of issuing bank shall notify the Reinsured by Registered Mail that the issuing bank elects not to consider the Letter of Credit renewed for any additional period. An issuing bank, not a member of the Federal Reserve system or not chartered in the State of Massachusetts, shall provide sixty (60) days notice to the Reinsured prior to any expiration.
     Notwithstanding any other provision of this Agreement, the Reinsured or its successors in interest may draw upon such credit at any time for one or more of the following purposes only:
1.	To pay the Reinsurer’s share or to reimburse the Reinsured for the Reinsurer’s share of any losses and reserves as stipulated in the statement submitted by the Reinsured to the Reinsurer;

2.	To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s share of any losses and reserves as stipulated in the statement submitted by the Reinsured to the Reinsurer;

3.	To withdraw, for the uses and purposes specified herein which remain executory after such withdrawal, the balance of such credit if the Reinsured has received effective notice of non-renewal of the Letter of Credit and the Reinsurer’s liability remains unliquidated and undischarged thirty (30) days prior to the expiry date of the Letter of Credit;

4.	To pay or reimburse itself for the Reinsurer’s share of any other amounts the Reinsured claims are due under this Agreement.
     At semi-annual intervals, or more frequently as determined by the Reinsured, but never more frequently then quarterly, the Reinsured shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Reinsurer’s share of any losses and reserves.

     If the statement shows that the Reinsurer’s share of losses plus reserves exceeds the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Reinsured of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference. If the statement shows, however, that the Reinsurer’s share of losses plus reserves is less than the balance of credit as of the statement date, the Reinsured shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.
     The bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Reinsured or the disposition of funds withdrawn, except to assure that withdrawals are made only upon the order of properly authorised representatives of the Reinsured. The Reinsured shall incur no obligation to the bank in acting upon the credit, other than as appears in the express terms thereof.
     The rights and obligations of the Reinsurer and the Reinsured, as set forth in this Article, shall not be diminished in any manner whatsoever by the insolvency of any party hereto.

ATTACHMENT 1 OF SCHEDULE A
Approved Policy Form Numbers (as of 2/4/98)
A.	Visionary Products
1. VA-95
2. VA-95 IN
3. VA-95 FL
4. VA-95 IN ID
5. VA-95 KA
6. VA-95 IN MA
7. VA-95 MN R8/96
8. VA-95 IN OK
9. VA-95 OR
10. VA-95 PA
11. VA-95 TX
B.	Visionary Choice Products
1. VCA-97
2. VCA-97 CA
3. VCA-97 CT
4. VCA-97 WV
5. VCA-97 NE
6. VCA-97 ND
7. VCA-97 OK
8. VCA-97 WI
9. VCA-97 NM
10. VCA-97 PA

SCHEDULE B
Monthly Reporting
1.	Premiums due to the Reinsurer — breakdown by:
(i)	GMLB/GMDB (Issue Date S.C.)

(ii)	GMLB/GMDB (Prem Date S.C.)

(iii)	Enhanced DB (Issue Date S.C.)

(iv)	Enhanced DB (Prem Date S.C.)
2.	Claims Payable by the Reinsurer — breakdown by:
(i)	GMLB

(ii)	GMDB

(iii)	Enhanced Death Benefit.
3.	Current Account Value by fund, and by
(i)	GMLB/GMDB (Issue Date S.C.)

(ii)	GMLB/GMDB (Prem Date S.C.)

(iii)	Enhanced DB (Issue Date S.C.)

(iv)	Enhanced DB (Prem Date S.C.)

SCHEDULE C
Monthly Reporting
     Due fifteen days after each quarter end:
1.	Annualized unit return on each fund (for both Visionary and Visionary Choice).

2.	Direct Premiums received by the Reinsured split by first year premium and renewal premium on existing policy (for both Visionary and Visionary Choice).

3.	Current account value by fund, by sex, by attained age, and by GMLB/GMDB and Enhanced Death Benefit.

4.	Net amount at risk by GMLB/GMDB and Enhanced Death Benefit, by attained age and sex.

     Article IV — Reinsurance Premium (Amendment)
     The monthly risk premium rate shall be in accordance with the following Table:

Options	Annual	Monthly	Products
GMLB/GMDB (Issue Date S.C.)[1]	16.50bp	1.3750bp	Applied to Visionary & Visionary Choice Products
GMLB/GMDB (Issue Date S.C.)[2]	19.00bp	1.5833bp	Applied to Visionary & Visionary Choice Products
GMLB/GMDB (Prem. Date S.C.)[1]	14.50bp	1.2083bp	Applied to Visionary Choice product
GMLB/GMDB (Prem. Date S.C.)[2]	16.30bp	1.3583bp	Applied to Visionary Choice product
Enhanced DB (Issue Date S.C.)	24.75bp	2.0625bp	Applies to Visionary Choice product
Enhanced DB (Prem. Date S.C.)	20.25bp	1.6875bp	Applies to Visionary Choice product

[1]	- GMLB/GMDB where the Living Benefit Date equals to the later of age 70 or 10 years from issue

[2]	- GMLB/GMDB where the Living Benefit Date equals to 10 years from issue
     The monthly risk premium to be paid by the Reinsured to the Reinsurer shall be calculated by multiplying the risk premium rate for each policy option cited in the above Table by one-half the sum of the account values for each policy option at the beginning and at the end of the month. Account Values, as used in this Agreement, shall mean the aggregate value of all reinsured policies for each policy option. The total monthly premium shall be the sum of all average account values multiplied by their appropriate risk premium rates in accordance with the Table set out in this Article.